Exhibit 99.2
Event ID: 1770754
Culture: en-US
Event Name: Q4 2007 Ambassadors International, Inc. Earnings Conference Call
Event Date: 2008-03-12T15:30:00 UTC
P: OPERATOR;;
C: Blake Barnett;Ambassadors International, Inc.;CFO
C: Joseph Ueberroth;Ambassadors International, Inc.;Chairman, CEO
P: Steve Altebrando;Sidoti & Co.;Analyst
P: David Liebowitz;Burnham;Analyst
P: Jaison Blair;Rochdale Securities;Analyst
P: James Bellessa;D.A. Davidson & Co.;Analyst
P: Marc Cummins;Prime Capital;Analyst
P: Paul Sonz;SonZ Partners;Analyst
+++ presentation
OPERATOR: Good morning. My name is Julie Ann and I will be your conference operator today. At this time I would like to welcome everyone to the Ambassadors International Incorporated fourth quarter 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. (OPERATOR INSTRUCTIONS) Thank you.
I would now like to turn the conference over to Mr. Blake Barnett, Chief Financial Officer. Mr. Barnett, please go ahead.
Blake Barnett: Thank you. And good morning, everyone. Joe Ueberroth, Ambassadors International’s Chairman and CEO and I are pleased to speak with you today regarding our fourth quarter earnings and full year 2007 results. First, we would like to remind listeners to this call that it may contain forward looking statements including, without limitation, statements regarding anticipated U.S. tax exemptions and potential insurance recoveries which involve various risks and uncertainties. Forward-looking statements that we make on this call are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements.
We believe such risks and uncertainties include, among other things, general economic and business conditions, overall conditions in the cruise, marine, travel and insurance industries, potential claims related to our reinsurance business, further declines in the fair market value of our investments, lower investment yields, unexpected events that may disrupt our cruise operations, environmental related factors, our ability to successfully integrate the operations of the companies or businesses we acquire and realize the expected benefits of our acquisitions, our ability to successfully and efficiently operate the U.S. businesses that we acquire, our ability to compete effectively in the U.S. and international cruise markets, our ability to compete effectively in the U.S. international marina construction markets, including our ability to obtain construction contracts, our ability to effectively manage our rapid growth, our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms, our ability to accurately estimate contract risks, our ability to service our debt and other factors. Please refer to our public filings with the SEC for further consideration of these and other risk factors. We are providing this information and projections as of the date of this call and do not undertake any obligation to update any forward-looking statements contained on this call as a result of new information, future events or otherwise.

With that said, Joe will provide commentary and insight on the business segments and then I’ll cover the financial results. Following this we’ll open the call up for questions. Now I’d like to turn the call over to Joe.
Joseph Ueberroth: Thank you, Blake, and good morning, everyone. The fourth quarter results are the conclusion of a very difficult year. For the fourth quarter, the company on a consolidated basis reported a net loss of $24.5 million or $2.26 a share. On an annual basis, the company lost $27 million or $2.48 a share. A review of the fourth quarter financial results show that the Cruise division continued to post significant losses overshadowing the progress made in our other businesses. The fourth quarter results were also severely impacted by the requirement to take the full valuation allowance of our deferred tax assets of $15 million as required under FAS 109 guidelines. Although we took the full valuation allowance of our deferred tax assets, we must emphasize that the establishment of a valuation allowance does not have any impact on cash, nor does such an allowance preclude us from using our loss carry forwards or other deferred tax assets in the future. It’s also important to note that under FAS 109 the company was precluded in taking into consideration future earnings and that the establishment of a valuation allowance does not reflect a change in the company’s view of its long-term financial outlook.
In order to understand the company’s performance, we must review our business segments. The marine segment had a strong fourth quarter, realizing $3.2 million in operating income, which is a 37% increase in operating income compared to the fourth quarter of 2006. But 2007 annual results of $8.6 million in operating income is a dramatic increase over last year and it exceeded our internal expectations. As we look towards 2008, our backlog is approximately $67 million compared to $72 million a year ago, which bodes well for another strong year for our marine business. Management views a slight decrease in backlog from year to year comparison as a timing issue and not an indicator of a negative trend. In addition, in February we were pleased to acquire the Anacapa Marine Services facility in Ventura, California, for approximately $400,000. This facility is roughly double the size of our Newport Harbor facility and management believes that it is a good first step in our expansion of the yacht service business.
Our Travel and Events division in the fourth quarter posted a slight operating loss, which was anticipated. This division historically realizes its earnings in the first half of the year and typically loses money in the latter half of the year. The $400,000 increase in annual operating income in this division compared to the previous year represents a 42% increase. As we look towards 2008, we anticipate a slight growth year-over-year and the preliminary indications for 2009 are good. In our Cruise segment, both of our brands lost money in the fourth quarter with the combined operating loss of $12 million. For 2007, we earned approximately $10 million of operating income in Windstar and lost approximately $34 million in Majestic America Line. Blake will cover these results in more detail later on this call.
I’ll turn our attention to 2008 and review booking trends. Currently we are up on both brands as it relates to our average per diem, and are also ahead of pace compared to last year. The bookings were stronger than we anticipated in the fourth quarter, and we were comfortably ahead of pace to achieve our internal revenue targets as of 12/31/07. However, the first couple of months of 2008 that period referred to as a wave season has been disappointing, not producing the bookings we anticipated. There are several potential explanations for the weakness in wave season ranging from the concept that bookings are shifting from wave season to an earlier period, which explains the strong bookings in the fourth quarter, to the concept that consumer trends that are impacting the rest of the economy are having a negative effect on our business as well. We also have some data that suggests that interest rates cuts are having a negative effect on our senior customers’ spending patterns. No matter what is driving the trend, the result is that we are no longer ahead of pace to reach our internal revenue targets. The booking patterns for the post wave must revert back to our planned expectations in order for the company to achieve its 2008 revenue targets. A positive sign that we are seeing is a higher than anticipated bookings close in, which leads us to believe that some of our customers who are concerned about the economy are eventually deciding to go forward with their leisure activities.
For more granular review of our cruise business, we will first discuss our Windstar operation. Management had anticipated the fourth quarter to have been a breakeven quarter based on the per diems realized in the Caribbean and transAtlantic crossings in the planned dry dock of the Windstar vessel. The variance between our breakeven plan and the actual loss relates to the decision to expense all disputed expenses we have with Holland America Line, the reconciliation of opening balance sheet items, the unplanned dry dock of the Wind Spirit and the increase in fuel cost. Although we expensed approximately $2 million of expenses that we believe are expenses of Holland America Line, it is important that our shareowners know that we are aggressively pursuing reimbursement. In addition, we mentioned in our press release that we had an overrun in the dry dock of the Wind Star, a significant fortune of the overrun is related to issues of class, which is also a responsibility of the previous owner, Holland American Line and once again we are pursuing reimbursement.
Our outlook for 2008 for Windstar continues to be positive. The increase in our average per diem for the Windstar fleet is encouraging. Our average per diem for 2008 that is currently on the books is $316, which is an improvement from a $295 average per diem for the nine months we operated in 2007, and a significant improvement from the estimated $279 average per diem for 2007 on a full year basis.
Now turning our attention to Majestic America Line. The business was negatively impacted in the fourth quarter by low per diems, the early layup of the Empress of the North, high operating costs and costs associated with the transition to V.Ships. The business was negatively impacted in the fourth quarter by low per diems, the early layup of the Empress of the North, high operating costs and costs associated with the transition to V. Ships. Majestic America Line finished 2007 with $84 million in revenue, operating costs of $77 million, $36 million in sales and G&A costs, depreciation of roughly $6 million and an operating loss of $34 million. The results are clearly disappointing and have required management to make dramatic changes to reposition the company for success.
Management is focused on three components of the business to drive financial improvement, sales and revenue, operating efficiencies and reduction of SG&A costs. To drive revenue under the leadership of Diane Moore, we have moved to a multichannel market strategy that embraces the travel agent community, opens up international markets, caters to charter and incentive business and pursues a strong group support for our unique offerings. Under this strategy, we have increased our sales force and now have teams dedicated to both our product lines and channels of distribution. As we rightsize the company, our investment in a sales force permits us to be more efficient and targeted in our direct mail and enables us to scale our campaigns to a level more appropriate to a company of our size. Through this strategy, we have already seen a positive impact on 2008 bookings from the travel agent community.

Although there are also encouraging signs from other channels such as groups, charters incentives and international markets, the impact of these channels will be realized in 2009 and beyond. To drive revenue, we have also implemented new pricing strategies and disciplines. The bookings for 2008 illustrate the positive impact that this initiative has had, specifically as it relates to the Mississippi River programs. The Delta Queen has had tremendous support driven primarily from her loyal following and the fact that it is her last year of operation unless we are able to get Congress to appropriately represent the American people and once again extend her operating exemption. Currently the Delta Queen is at a 95% occupancy and at an average per diem of $369, which is significantly up from 2007 average per diem of $262. There has also been significant improvement in our largest contributor, the American Queen, which has been driven primarily by a re-energized travel agent community. Bookings are up 18% from a year ago, and the current average per diem of $383 is up 20% from where we were a year ago and 40% from the 2007 actual average per diem of $275: Our best performing product in 2007 was our Columbia River product.
Although in 2008 we are slightly behind pace on a year-to-year comparison, we believe that we’re trending to end 2008 at a higher average per diem than the $348 that was achieved in 2007. On the Columbia River in 2008, we do not have the group support that has traditionally supported this product. Management is working to re-engage this channel as we develop 2009 business.
Our Alaska program is by far the most challenging program. As we were planning for 2008, it was our goal to get the Alaska program back to the results achieved in 2006. Although our Alaska program is only 19 sailings, in 2006 it represented roughly $13 million in revenue. We are currently on pace to fall significantly below this target. We have taken appropriate price action and the results are showing that our challenges are not primarily pricing driven. We believe that the grounding in Alaska last year and the cancellation of a total of 21 cruises on the Empress of the North during the 2007 season is having a significant impact on 2008. We believe that some of our customers and travel agents are taking a wait and see attitude as it relates to our Alaska program. In 2008, the company is committed to demonstrating that we deliver a consistent and quality offering that is unique to the Alaska market, and we will earn back the high rankings of our customers that we achieved in 2006. Even though the 2008 results for Alaska will not meet our initial expectations, we believe that as we look to 2009 and beyond, that there is significant group interest in our Alaska program which will allow us to make Alaska a very successful offering. Now let’s move to the other two areas of management focus.
The company’s ability to reduce cost in both vessel operating expenses and SG&A is encouraging. We remain on plan to achieve our layup target of approximately $5 million. Working with V.Ships, we are driving to reduce total vessel operating costs by at least 10% versus last year. We are also working to reduce SG&A by $10 million. Even with the weakness in the Alaska offering, management is still driving for Majestic to break even, even after paying the interest on its $68 million of vessel debt.
Listeners on the call should take into consideration that to achieve our goal of a swing from a negative loss of $34 million to a breakeven in one year on a business that has $84 million in revenue will be a real accomplishment. It is a considerable task, requires significant change in operation, does not factor in any business interruptions and requires the consumer to continue to purchase cruises at a level it has in previous years. Before I hand the call over to Blake, it is important to highlight that the company has made significant progress in our turnaround of the business since our last call. Some of the highlights include a new CFO, record earnings for our marine division, retaining V. Ships for the Majestic operations, a successful transition to V. Ships, lay ups coming in line with the lower end of cost expectations and no citations on our vessel inspections. Now I’ll turn the call over to Blake for a review of the fourth quarter financial results.
Blake Barnett: Thank you, Joe.
Financial results for the fourth quarter ended are as follows: revenue was $78 million compared to $49 million in 2006. Total revenue increased by $30 million, almost $19 million of which was driven by the cruise division. Windstar, which was not part of our 2006 operating results, accounted for just over $17 million of the cruise increase. We operated eight ships in the fourth quarter of ‘07 compared to four ships in the same quarter in 2006. Our marine operations contributed $12 million in higher revenue in 2007 as a result of strong growth to Bellingham Marine. Travel advance — events, rather, added almost $1 million on higher program volume. Insurance premiums earned decreased by about $2 million. Operating expenses in the quarter increased $35 million to just over $89 million. Of the increase, approximately $20 million was associated with the addition of Windstar. Of these costs, $2 million was due to reserves for disputed items with the previous owners of the line. $11 million of the increase was due to higher Majes — excuse me, marine revenue. Other expenses in the quarter are almost $2 million compared with income of $3 million in the prior year. This was driven by $1 million of interest on our convertible debt as well as $1 million of interest on ship debt. In total for the quarter, we reported a net loss of $24.5 million dollars, $2.26 per diluted share compared with the loss of $1.9 million or $0.17 per diluted share in 2006.
Now looking at our full year results. As Joe mentioned up front, the Valuation Allowance on our deferred tax asset significantly impacted 2007 results. In the fourth quarter, we fully reserved our tax asset booking almost $15 million. I realize that Ambassadors’ overall tax position has been difficult to understand, driven by the changing mix of foreign and domestic income. Going forward, we’d like to discuss the tax rates on foreign and domestic income separately. With that said, the figures I’m about to provide are before the valuation allowance taken into consideration. We ended the year with the U.S. effective tax rate of 36.5%, our foreign tax rate, blended across the countries in which we operate,was about 4.9%. Comparison to the prior year is not meaningful given the early stages of our acquisitions. Going forward, we would like to use this approach in discussing taxes.
On a separate note, in late January of 2008, we received a notice from our credit card processor that they intend to increase our restricted cash related to the cruise operations. We estimate this amount to be about $13.5 million beyond what is reflected in our 1231 statements. This reserve is being built up over the next four to six months. While this clearly reduces our cash position, it puts a hold on a strategic uses of cash such as share repurchase. Turning to the full year financial results.
Revenue was up $287 million compared to $144 million in 2006. Total revenue growth of $143 million was primarily driven by the cruise and marine segments. Total Cruise revenue increased $73 million, driven by the acquisition of the Windstar line which accounted for about $65 million of the increase. Marine revenue grew almost $77 million on the full year annualization of the 2006 acquisition. Travel and events increased full year revenue about $1 million which was more than offset by a reduction in our insurance business of $8 million due to lower premiums and no new contracts being written. Operating costs were just over $307 million compared to $143 million in 2006. Total operating cost increased $164 million of which the cruise segment accounted for about $100 million, $55 million being due to the Windstar acquisition. Additionally, the cost of marine — the marine segment increased $72 million, again, on the full year annualization of the marine acquisition.
A reduction insurance cost accounted for the majority of the balance. Other operating expenses were just over $3 million compared with a $5 million of other income in 2006, and this was largely due to the interest on the convertible debt that was issued in April of 2007. In total, for the year we reported a net loss of almost $27 million or $2.48 per diluted share compared with the gain of $5.6 million or $0.49 per diluted share in 2006. A look at the major changes in the balance sheet year-over-year shows the following: cash and cash equivalents were up by about $13 million due to higher cruise bookings in December, as well as strong marine performance. Year-over-year restricted cash increased by $20 million to just over $31 million. Almost $11 million is attributable to letters of credit associated with our reinsurance business, the balance being attributable to Windstar acquisition. As I mentioned, we expect this figure to increase by $13.5 million to about $44 million by the end of the year.
Available for sale securities declined $35 million in 2007 largely attributable to an increase in restricted cash dry dock costs as well ongoing cruise operations. Accounts receivable was up $16 million on the full year annualization of the marine acquisition. PP&E increased $101 million due to the Windstar acquisition, AP and accrued expenses increased about $24 million, $15 million of which was due to Windstar, $7 million is attributable to higher marine volume. Participants in passenger deposits increased by just over $29 million of which $22 million is due to the Windstar acquisition ,and Majestic accounted for the balance. That wraps up the full year financial review, now I’d like to turn the call back to Joe.
Joseph Ueberroth: Thank you, Blake. Now we’re prepared to answer questions, so if the operator could open up the lines.
+++ q-and-a
OPERATOR: (OPERATOR INSTRUCTIONS). Your first question is from the line of Steve Altebrando with Sidoti and Company.
Steve Altebrando: Hi guys, how are you?
Joseph Ueberroth: Pretty good, Steve.
Steve Altebrando: Just a couple of quick ones. Do you have CapEx number for the fourth quarter and what you think CapEx will be for ‘08. You mentioned $6 million. I wasn’t sure if that was just for Majestic or —
Joseph Ueberroth: We discussed $5 million of layup expenses that will be expensed in 2008. We did not give you a CapEx number. We have in previous calls and it would remain consistent from what we indicated prior.
Steve Altebrando: Okay. How — when is the K being filed?
Joseph Ueberroth: In the next 48 hours.

Steve Altebrando: Okay. And then you had mentioned you were looking to reduce — was it, you say vessel costs by 10%? Is that — are you talking about the line item basically cruise operating expense?
Joseph Ueberroth: Yes.
Steve Altebrando: Okay. Thanks, guys.
OPERATOR: Your next question is from the line of David Liebowitz with Burnham.
David Liebowitz: Two unrelated quickies. One, the litigation with Holland America, has that been already filed?
Joseph Ueberroth: There is not litigation currently. We’re working diligently with them to resolve these issues.
David Liebowitz: Okay. Secondly, you said the credit card company is taking a — putting a larger hold on your cash. How much is that hold going to be?
Blake Barnett: We said it was going to increase $13.5 million. It’s already roughly at that level for the processor, so in total it will go to about $27 million.
David Liebowitz: Thank you.
OPERATOR: Your next question is from the line of Jaison Blair with Rochdale.
Jaison Blair: Hey, Joe, hey, Blake, how are you guys doing?
Blake Barnett: Good. Greetings.
Jaison Blair: Greetings. In the third quarter in your earnings release, you provided cruise booking trends and for Majestic America we saw that the number went from 13% in the third quarter of ‘06 to 26% in the third quarter of ‘07, and Windstar went from 46 to 48 year-over-year at the third quarter. I see now you’ve gone to, in the fourth quarter, cruise booking trends passengers booked in APD. I’ve got 19,547 for Majestic. Would it be fair to assume that the average trip is seven days which gets me to — and at 383 a day it gets me to about $52 million if I add the 14% for on board, that gets me to about $60 million of revenue you’ve already booked for Majestic in the year?
Joseph Ueberroth: I want to be careful because you’re doing numbers pretty quickly there, but if you’re asking us, is the average stay seven days, it’s slightly longer, but seven days is a good ballpark. Your math is on line. So, yeah, we will support that.
Jaison Blair: Okay. So in theory, the target for Majestic was somewhere in the $100 to $110 million range, and I believe that that was what was required to get to breakeven at Majestic America. If you’re closer to 60, I guess I’m trying to get — what you said was we will be breakeven on Majestic ,but the consumer will need to continue to purchase at rates of previous years. And then earlier in the call you talked about how, how in the first couple months of the first quarter you were seeing weakness. Does that mean that you’re saying that if demand returns to what you were seeing during the fourth quarter, that you’ll be able to reach breakeven and that the weakness that you’re seeing in the first couple of months, you would need to get that demand back at some point? In other words, given the current demand decline in the first quarter of ‘08, does that make it risky that you’re not going to be breakeven or does that risk your breakeven target for ‘08?
Joseph Ueberroth: Let me see if I can answer the question a little bit in a different way. In the fourth quarter we were seeing bookings significantly higher than we anticipated, so we were entering into the wave season in a very comfortable position than in the — during the wave season, we didn’t see the bookings as anticipated. We would expect bookings to start going down from what we anticipated in the wave season, and we’re hoping that we’ll see a normalized booking pattern for the next several months. My — just a concern is, why did wave go down from our expectations? So, we’re just going to watch it very carefully. There is a concern on our side that the next several months will be slower than we anticipate, so we’re discussing it on the call, but we don’t have conclusive evidence of that. It could be that the next several months come in as we are trending and things work well.
Jaison Blair: So —
Joseph Ueberroth: Something that we’re watching carefully.
Jaison Blair: So if it continues to be slower than you anticipate, your breakeven, your $100 million to $110 million of Majestic revenue and your breakeven number could be at risk?
Joseph Ueberroth: Could, yes.
Jaison Blair: Okay. And how should we think about the sensitivity of that business? In terms of if your revenue — if you have a revenue shortfall, what the size of any potential loss could be?
Joseph Ueberroth: As we’ve discussed in the previous calls, this business is — profits are made on the margin, and at the same time if we have a shortfall in revenue, we’ll do everything we can to address costs and expenses, but it does have a significant impact on our earnings.
OPERATOR: Your next question is from the line of James Bellessa with D.A. Davidson and Company.
James Bellessa: Good morning. I commend you for your new information and release of statistical information. Is there any intention to give us the historical numbers for the last three quarters prior to this?
Blake Barnett: We are — well, let me back up. One of the things we said we wanted to do is continue to move towards more disclosure and, as you noted and hopefully everybody has seen that today. I think we can talk about it internally, but at this point, unless — I don’t see any reason why we can’t provide that sort of information.
Joseph Ueberroth: Jim, just to add to what Blake said, as we provide quarter — the next few quarters, we will be providing you with the previous quarter as a comparison. So, yes, over time we will be providing you the data that we have here for the previous three quarters.
James Bellessa: I understand that comment about each quarter we’ll be able to see a fresh year ago’s quarter, but I can’t understand 2007, so I can’t hardly even — hardly press to understand where you’re going in 2008 if I can’t even see where you went on 2007. So I just mention that.

Joseph Ueberroth: We did give you annual numbers and maybe it’s something that you want to call Blake off-line and we can try to walk you through those.
James Bellessa: Glad to have the annual numbers. Did you reclassify — you must have reclassified some of your revenue figures — not your revenue figures — your expense line items. Is that true?
Blake Barnett: Yes. That is true. Let’s see. So primarily, the thing to note there, and this will be more fully disclosed, obviously in our subsequent filings, was commissions which was, well, moved into its own line, but also air ticket revenue was moved into ticket revenue as we go forward. So —
James Bellessa: We don’t see that detail. What we see is selling and promotion expense and a year ago’s figure moved down sharply, but the cruise operating expenses moved up. So —
Joseph Ueberroth: It’s really commissions whereas in SG&A and they should be — it’s been reclassed into operating expenses, which is more appropriate.
Blake Barnett: And more aligned with the way the industry looks at it.
James Bellessa: And I’m glad to see that reclassification. But, again here if we don’t see how the last four quarters fit together, it’s hard to figure out where the next four quarters are going to go.
Blake Barnett: Understood.
James Bellessa: And so we’d love to be able to have that help of seeing what the — what the numbers are for the last four quarters. You’ve given them for the fourth quarter and for the whole year but the other three quarters we are left lacking. Now, that was two questions, but I have more. Do you want to have me get back into the queue?
Joseph Ueberroth: Please ask your question, Jim.
James Bellessa: You talked about overrun on Windstar, and it was an issue of class, and I don’t understand that completely. Would you go through that, please?
Joseph Ueberroth: When we bought the Windstar vessels, we bought them — they had to be delivered to us in class. In our dry dock if we found areas that were not in class, you have to address those, but — and we did, and we paid for them, but those are the resp — those issues, if it was steelwork or others, would be the responsibility of the seller. And so when you take a dry dock — ship into dry dock, there is always components that are not in class that you need to fix during that dry dock and we did, and if we discovered other issues that were out of class that had to be addressed during that time, that would also be the responsibility of the owner, because we bought the ships, they had to be delivered in class.
James Bellessa: And when you say class, what do you mean by that? Delivered in class? What do you mean? Is that at a certain standard or —
Joseph Ueberroth: Yes. There is — we — our class is one, the initials are B.V., but it’s a standard and they come in and they inspect our vessels under the standard that we have to keep our vessels to, and we call that the class.

There’s a couple different ones. Ours is B.V., and on this call I’m blanking on the exact — what the longer version of B.V. is. Bureau Veritas.
James Bellessa: And this is one of the disputes you have with Holland. Are there others? Can you go through them?
Joseph Ueberroth: We’ve also told you that there is $2 million of expenses that are disputed. To give you an example, we believe that there’s invoices that we were charged that were incurred prior to our ownership that were not accrued for on the closing balance sheet. These types of items would be their responsibility, as well as we’re charged for some services that we did not purchase. Once again, this should not be our responsibility. We — they did our accounting for a transition period and we were charged these expenses and they’re ones that we’re disputing.
James Bellessa: So it was hard to tell because of where your tax rate was, but I penciled it in and figured out maybe that was $0.13 per share, that $2 million. Does that sound right?
Joseph Ueberroth: On the Windstar, we do not pay taxes unless we bring the cash back, so you would be talking about $2 million on $11 million, so I get a little bit higher —
James Bellessa: I see.
Joseph Ueberroth: — number.
James Bellessa: And then — well, I’ll step away right now and come back.
Joseph Ueberroth: Thank you.
James Bellessa: Thank you.
OPERATOR: Your next question is from the line of Marc Cummins with Prime Capital.
Marc Cummins: Hi, guys. A couple questions related to the booking trends. One, are they — is the softness that you’re seeing just Majestic, or is it Windstar as well? And if you were to characterize the softness you are seeing the first quarter, would you characterize it as mild or severe, I guess, in terms of the trend line?
Joseph Ueberroth: We’re seeing it in both, both brands. I wouldn’t call it severe, but we’re just not seeing the spike that we would anticipate, and it might be that we’ll continue to be on this booking pattern that we’re on today, which would be fine, but we did not get the big spike over a several week period that we would have hoped to have seen, but it isn’t to the point of severity.
Marc Cummins: Okay. That’s helpful. And one other question, then I’ll get off too. The $15 million tax — or I’m sorry — impairment charge, how does that actually run through the fourth quarter financials? Am I seeing that in the tax line? Where am I actually seeing that in the income statement?
Blake Barnett: In — yes, it runs through the tax line spread across the various entities.

Marc Cummins: It’s the tax line. So if I look before the tax line, income before provision for income taxes of $12 million loss for the fourth quarter, $2 million of that was the reserve, right?
Blake Barnett: Correct.
Marc Cummins: So before the reserve it would be $10 million. Are there any other special charges affecting the fourth quarter that would diminish the loss?
Blake Barnett: Just the ones that Joe noted, some of the expenses that are in dispute.
Marc Cummins: And how much was that in aggregate?
Joseph Ueberroth: You’ve talked about the $2 million. You’ve already deducted that one?
Marc Cummins: Right.
Joseph Ueberroth: There was some other reserves that were taken in the fourth quarter related to acquisitions, and you might add that as another million dollars.
Marc Cummins: Okay. So if I were to — if I were to normalize the fourth quarter on an operating basis, basically, even after the interest, actually, which was a higher number, it’s $9 million, if I do it on like a EBIT number, it’s actually about $5 million loss, which is consistent with where you were in the fourth quarter of ‘06. Is that accurate?
Joseph Ueberroth: I would like to review it, but hearing what you’re saying, we will concur.
Marc Cummins: I think it’s worth looking at that maybe, because if the operating — if the EBIT was basically negative $5 million on an adjusted basis for one-time items versus negative $5 million last year, it’s a much different situation than, sort of the way it’s presented here. So I’d love to have some follow-up from Blake on that, if that’s possible.
Blake Barnett: Will do.
Joseph Ueberroth: Sure.
Marc Cummins: Thank you.
OPERATOR: Your next question is from the line of [Paul Zones] with Zones Partners.
Paul Sonz: Good morning, gentlemen. I have a question for you. In looking at the numbers that you released, it seems like there’s the problem, and maybe I’m putting too cheery a face on this, but it seems like the real problem here is the Empress of the North, and what I wanted to ask you, it seems like it’s a boat problem, not a fleet problem, and I’d first like your comment on that. And then your thoughts on, how do you sort of re-energize, or get people re-excited about the Empress of the North? Is there a re-branding strategy, change the name, whatever? I’d love your comments on that.

Joseph Ueberroth: Right now as we said, our real challenge is the Empress of the North and mostly in Alaska. We are pleased with the improvements we are seeing on the Mississippi River. We still believe that we can open up other channels that will give us more support for that product. As we look to the Alaska, I think there’s a couple of things we can do. One, and we’re doing it currently, reaching out to people who would like to support this product. It’s a wonderful vessel. You know, with the balconies. It’s a terrific vessel in its own right, but the way we’ve operated it has been very problematic. I do believe that cancelling 21 cruises in one — in a single year has an impact. People have other alternatives as they believe that their vacation is at risk, they’ll look at other alternatives. The — what we need to do is to operate her in a very consistent and quality manner, and we’re going to earn back our customers. The travel agent community, as I said earlier, I think is on a wait and see — is taking a wait-and-see position.
But going forward, looking beyond ‘08 because it’s too late for us to get real strong group support, but as we look to 2009, we’re going to look to have solid group support behind this vessel and the Alaska itinerary. We also are going to be able to demonstrate that she had a very successful operating season. I’m not saying from a financial perspective, but from a quality perspective in 2008.
Paul Sonz: Excellent. Could you comment on you have a new — let’s see, VP marketing and sales, Diane Moore. Could you comment on the changes she’s made over what Mr. Giersdorf did?
Joe Ueberroth: Basically, we were too reliant on direct mail, and when you’re reliant on direct mail, two things happen. You don’t really talk to your customers, and you’re not talking to the travel agents, and you’re communicating verbally and the best thing that you communicate will be price, and as you can see, we did extensive discounting when we’re trying to chase capacity. Under Diane, she’s come in with a multiple channel strategy, very friendly attitude to the travel agents and she’s — we’ve invested in a sales force. We now have many more bodies who are targeting our different channels and are meeting with the travel agents, so we’re not so reliant just on direct mail.
Paul SonZ: Excellent. One last question, if I may. You talk about cutting SG&A by $10 million and that’s a fairly substantial number. I wondered if you could sort of delineate where that’s going to come from.
Joseph Ueberroth: There’s — the major piece will come out of the direct marketing budget. As we did our analysis, there’s a point where our direct marketing was not effective, and we’ve talked about previous calls, the reduction in that area. We’ve also stated on this call that we’ve made an investment in salespeople, will offset that a little bit, but the savings in direct marketing is significantly more than the investment we’re making in the sales force. But also, in every aspect of G&A, we believe we can do it more effective and efficiently and we have addressed that already but it would be going through multiple line items, and there aren’t three other headlines I can give you.
Paul Zones: Alright, thank you very much.
OPERATOR: There are no further questions. Do you have any closing remarks?
Joseph Ueberroth: I just want to thank the share owners. We know that 2007 was a very difficult year. We look forward to our call in the next couple of months to talk about the first quarter and we’re committed to the amount of information that we provided on this call, that you can see it on future calls, and we hope to be able to talk about improvements that we are making in the turnaround of Majestic. But thank you from the management team.
OPERATOR: Thank you for participating in today’s Ambassadors International Incorporated fourth quarter 2007 earnings conference call. You may now disconnect.